Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Lions Gate Entertainment Corp.:

Form S-3	Form S-8

No. 333-225583	No. 333-221609
No. 333-222926	No. 333-212792
No. 333-208136	No. 333-213945
No. 333-207964	No. 333-198972
No. 333-203280	No. 333-184186
No. 333-202900	No. 333-146296
No. 333-176656	No. 333-146251
No. 333-144231	No. 333-145068
No. 333-131975	No. 333-122275
No. 333-111022
No. 333-107266

of our report dated May 24, 2018 (except for Notes 3, 6, and 15, as to which the date is October 11, 2018), with respect to the consolidated financial statements, and the related notes and schedule of Lions Gate Entertainment Corp., included in this Current Report on Form 8-K.

/s/Ernst & Young LLP

Los Angeles, California
October 11, 2018